Exhibit 99.1

Roche and Trimeris Announce Next Steps in Bringing Fuzeon (T-20) to HIV Patients in
Need of New Treatment Options

Basel, Switzerland, (August 2, 2002)—Results from Fuzeon* (T-20) Phase III studies, reported at the International AIDS Conference in Barcelona (July 7-12 2002), show greater than expected benefit in the patient population studied. In addition, the studies demonstrate better adherence to therapy than Roche and Trimeris had projected. These outcomes reinforce the need to provide Fuzeon (T-20) to patients as early as possible; the US FDA has already granted fast-track status and there is an increased likelihood for an expedited review of Fuzeon (T-20) in Europe. Moreover, the data presented in Barcelona highlighted the dramatic rise of HIV drug resistance. All these factors will lead to a potentially faster and greater demand for Fuzeon (T-20) than initially foreseen with the potential for patient requirement for Fuzeon (T-20) to outstrip supply during launch in 2003.

“We are fully in line with our manufacturing schedule despite the extraordinary challenges that Fuzeon (T-20) production has posed” said William M. Burns, Head of Roche Pharmaceuticals. “Barring any unforeseen events we expect to have commercial Fuzeon (T-20) available in 1st quarter 2003. We have achieved this through investment in new manufacturing capacity already in August 2000 in advance of knowing if the drug would pass the hurdles of safety and efficacy. In the short term, we do not have the flexibility to increase production beyond our current capacity to meet a potentially higher than initially anticipated demand.”

Priority will be given to providing patient access to Fuzeon (T-20) as early as possible and allocating available Fuzeon (T-20) to the greatest number of patients who will benefit most from the drug. This will include ensuring that patients who have initiated therapy will receive an uninterrupted supply of Fuzeon (T-20). Roche and Trimeris will implement a 1200 patient Early Access Program for Fuzeon (T-20) which will be free of charge and we will carefully monitor allocations of Fuzeon (T-20) during launch. We are currently in discussions with regulatory authorities, HIV treating physicians and HIV community advocates to establish equitable and transparent criteria for the Early Access Program and the allocation of Fuzeon (T-20) during launch in 2003.

“The better than expected clinical results reinforce that T-20 could make a significant contribution to patients with few treatment options” commented Dr. Dani Bolognesi, CEO of Trimeris. “We recognise the vast unmet medical need for T-20 and confirm that Roche and Trimeris are now able to provide early access to T-20 for additional patients. In addition, we are jointly working to further increase manufacturing capacity for potential increased requirements and we remain on track to submit applications with US and EU regulatory authorities in the 3rd quarter 2002”.

All currently available Fuzeon (T-20) will be used to support the Early Access Program and to supply the ongoing clinical studies. The Early Access Program will begin late September/early October and reach an international total allocation of 1200 patients by March 2003. Combined with the ongoing clinical program this will give access to Fuzeon (T-20) to more than 3000 patients.

Roche and Trimeris fully appreciate the compelling need for Fuzeon (T-20) and are working diligently to bring Fuzeon (T-20) to those patients who will benefit from the drug, as early as possible and in the greatest possible number but also in a manner to ensure continuity of supply. Continued investment has already been made and will be further committed to increase capacity for Fuzeon (T-20) production to accommodate potentially increased demand for this important medication.

Long-Term Commitment to HIV Research and Development

Roche and Trimeris are working together to mobilise the considerable resources required to support the rapid development of Fuzeon (T-20), the first member of a new class of investigational anti-HIV drugs known as fusion inhibitors. Fuzeon (T-20) is the furthest along in clinical development in the entry inhibitor class. Unlike existing AIDS drugs that work inside the cell and target viral enzymes involved in the replication of the virus, Fuzeon (T-20) inhibits fusion of HIV with host cells before the virus enters the cell and begins its replication process. In June 2001, Roche and Trimeris announced a joint research agreement to identify and develop additional HIV fusion inhibitor peptides.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of award winning new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

*The brand name Fuzeon (pronounced fuse-ee-on) has been submitted to regulatory agencies for T-20. The generic name for Fuzeon is enfuvirtide.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-oriented healthcare groups in the fields of pharmaceuticals, diagnostics and vitamins. Roche’s innovative products and services address needs for the prevention, diagnosis and treatment of disease, thus enhancing people’s well-being and quality of life. For more information on Roche and its commitment to research in HIV, visit the: roche-hiv.com website. All trademarks used or mentioned in this release are legally protected.

About Trimeris, Inc.

Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. Trimeris’ lead product candidate, Fuzeon (T-20), which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase III clinical trials and has received fast track designation from the FDA. Trimeris’ second fusion inhibitor product candidate, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in Phase I/II clinical testing.

For more information on Trimeris, Inc., visit the company’s Web site at www.trimeris.com.

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section included in Trimeris’ Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on March 25, 2002.

For more information please contact:

Alexander Watson
Ketchum, London
Mobile: + 44 7712 675 990
Telephone: + 44 20 7611 3663
E-Mail: alexander.watson@ketchum.com

Maria Vigneau
Roche, Basel
Mobile: + 41 79 506 9941
Telephone: + 41 61 688 9291
E-Mail: maria.vigneau@roche.com

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